                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. __)

Filed by the Registrant    |X|
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                   CD&L, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

(5) Total fee paid:
--------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.  Amount Previously Paid:
--------------------------------------------------------------------------------

2.  Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------

3.  Filing Party:
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4.  Date Filed:
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

                                   [CD&L Logo]

Dear Stockholder:

         On behalf of the Board of Directors, you are cordially invited to attend the Annual Meeting of Stockholders of CD&L, Inc. (the "Company") to be held at the offices of Lowenstein Sandler PC, 1251 Avenue of the Americas, New York, New York 10020 on Wednesday, June 7, 2006 at 10:00 a.m.

         The enclosed Notice of Meeting and the accompanying Proxy Statement describe the business to be conducted at the Meeting. Enclosed is a copy of the Company's 2005 Annual Report on Form 10-K, which contains certain information regarding the Company and its results for 2005.

         It is important that your shares of Common Stock be represented and voted at the Meeting. Accordingly, regardless of whether you plan to attend in person, please complete, date, sign and return the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States. Even if you return a signed proxy card, you may still attend the Meeting and vote your shares in person. Every stockholder's vote is important, whether you own a few shares or many.

         I look forward to seeing you at the Annual Meeting.

                                   Sincerely,


                                   /s/ Albert W. Van Ness, Jr.
                                   Albert W. Van Ness, Jr.
                                   Chairman of the Board
                                   and Chief Executive Officer

April 30, 2006
South Hackensack, New Jersey

                                   [CD&L Logo]

                                   CD&L, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 7, 2006

         The Annual Meeting of Stockholders (the "Meeting") of CD&L, Inc. (the "Company") will be held at the offices of Lowenstein Sandler PC, 1251 Avenue of the Americas, New York, New York 10020 on Wednesday, June 7, 2006 at 10:00 a.m., to consider and act upon the following:

         1. The election of four directors.

         2. Approval of the adoption of an amendment to the CD&L, Inc. Year 2000 Stock Incentive Plan.

         3. The transaction of such other business as may properly come before the Meeting or any adjournments or postponements thereof.

         Only holders of record of the Company's Common Stock, par value $.001 per share, at the close of business on April 28, 2006 will be entitled to vote at the Meeting.

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    /s/ Mark T. Carlesimo
                                    Mark T. Carlesimo
                                    Secretary

April 30, 2006
South Hackensack, New Jersey

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, MANAGEMENT URGES YOU TO DATE, SIGN AND MAIL THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE.

                                   [CD&L Logo]

                                   CD&L, INC.
                                80 WESLEY STREET
                       SOUTH HACKENSACK, NEW JERSEY 07606
                                  201.487.7740

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 7, 2006
                    ----------------------------------------

                                 PROXY STATEMENT

         The enclosed proxy is solicited by the Board of Directors of CD&L, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at the offices of Lowenstein Sandler PC, 1251 Avenue of the Americas, New York, New York 10020 on Wednesday, June 7, 2006 at 10:00 a.m., and at any adjournments or postponements thereof (the "Meeting"). A stockholder who has voted by proxy has the right to revoke it by giving written notice of such revocation to the Secretary of the Company at any time before it is voted, by submitting to the Company a duly executed, later-dated proxy or by voting the shares subject to such proxy by written ballot at the Meeting. The presence at the Meeting of a stockholder who has given a proxy does not revoke such proxy unless such stockholder files a notice of revocation or votes by written ballot.

         The proxy statement and the enclosed form of proxy are first being mailed to stockholders on or about April 30, 2006. All shares represented by valid proxies pursuant to this solicitation (and not revoked before they are exercised) will be voted as specified in the proxy. If a proxy is signed but no specification is given, the shares will be voted "FOR" the proposal to elect the Board's nominees to the Board of Directors and "FOR" the proposal to approve an amendment to the CD&L, Inc. Year 2000 Stock Incentive Plan (the "Amendment").

         The entire cost of soliciting these proxies will be borne by the Company. The solicitation of proxies may be made by directors, officers and regular employees of the Company or any of its subsidiaries by mail, telephone, facsimile or telegraph or in person without additional compensation payable with respect thereto. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         At April 28, 2006 (the "Record Date"), the Company had outstanding 10,012,479 shares of common stock, par value $.001 per share ("Common Stock"). Each holder of Common Stock will have the right to one vote for each share standing in such holder's name on the books of the Company as of the close of business on the Record Date with respect to each of the matters considered at the Meeting. There is no right to cumulate votes in the election of directors. Holders of the Common Stock will not have any dissenters' rights of appraisal in connection with any of the matters to be voted on at the Meeting.

         The presence in person or by proxy of the holders of shares entitled to cast a majority of the votes of all shares entitled to vote will constitute a quorum for purposes of conducting business at the Meeting. Assuming that a quorum is present, directors will be elected by a plurality vote and approval of the adoption of the Amendment will require the affirmative vote of a majority of the votes cast at the Meeting by the stockholders entitled to vote thereat. Pursuant to Delaware corporate law, abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present and do not have an effect on the election of directors. Abstentions, but not broker non-votes, are treated as shares present and entitled to vote, and will be counted as a "no" vote. Broker non-votes are treated as not entitled to vote, and so reduce the absolute number, but not the percentage, of votes needed for approval of a matter.

         Based upon information available to the Company, the following stockholders beneficially owned more than 5% of the Common Stock as of April 11, 2006.

            NAME AND ADDRESS OF                        NUMBER OF SHARES                        PERCENT OF
              BENEFICIAL OWNER                        BENEFICIALLY OWNED                     CLASS (9)(10)
            -------------------                       ------------------                     -------------
BNP Paribas                                              4,443,258 (1)                           30.7%
Exeter Venture Lenders L.P.
Exeter Capital Partners IV, L.P.
C/O BNP Paribas
787 Seventh Avenue
New York, NY 10019

Albert W. Van Ness, Jr.                                  1,764,692 (2)                           15.2%
80 Wesley Street
South Hackensack, NJ 07606

Michael Brooks                                           1,507,506 (3)                           13.4%
80 Wesley Street
South Hackensack, NJ 07606

William T. Brannan                                       1,425,129 (4)                           12.6%
80 Wesley Street
South Hackensack, NJ 07606

Matthew J. Morahan                                        572,362 (5)                             5.6%
80 Wesley Street
South Hackensack, NJ 7606

Russell J. Reardon                                       1,312,066 (6)                           11.7%
80 Wesley Street
South Hackensack, NJ 07606

Vincent T. Brana                                         1,101,203 (7)                           10.4%
80 Wesley Street
South Hackensack, NJ 07606

Julian Tymczyszyn                                         507,025 (8)                             5.1%
11 King George Street
Greenwich, London SE10 8QJ
United Kingdom


--------------
(1) Includes 506,250 shares of Common Stock issuable upon exercise of outstanding warrants and 3,937,008 shares of Common Stock issuable upon conversion of Series A Preferred Stock.

(2) Includes 1,037,981 shares of Common Stock issuable upon the exercise of options pursuant to the Employee Stock Compensation Program which are exercisable within 60 days of April 11, 2006 and 590,551 shares of Common Stock issuable upon conversion of Series A Convertible Notes.

(3) Includes 665,000 shares of Common Stock issuable upon the exercise of options pursuant to the Employee Stock Compensation Program which are exercisable within 60 days of April 11, 2006 and 590,551 shares of Common Stock issuable upon conversion of Series A Convertible Notes.

(4) Includes 720,782 shares of Common Stock issuable upon the exercise of options pursuant to the Employee Stock Compensation Program which are exercisable within 60 days of April 11, 2006 and 590,551 shares of Common Stock issuable upon conversion of Series A Convertible Notes.

(5) Includes 25,000 shares of Common Stock issuable upon the exercise of options pursuant to the Employee Stock Compensation Program which are exercisable within 60 days of April 11, 2006 and 196,850 shares of Common Stock issuable upon conversion of Series A Convertible Notes.

(6) Includes 647,277 shares of Common Stock issuable upon the exercise of options pursuant to the Employee Stock Compensation Program which are exercisable within 60 days of April 11, 2006 and 590,551 shares of Common Stock issuable upon conversion of Series A Convertible Notes.

(7) Includes 590,551 shares of Common Stock issuable upon conversion of Series A Convertible Notes.

(8) Based on a Schedule 13G amendment filed with the Securities and Exchange Commission on January 6, 2006.

(9) The holders of employee stock options, warrants, Series A Preferred Stock, Series A Convertible Notes and Series B Convertible Notes do not have voting rights as holders of Common Stock until their securities are converted. The sum of individual beneficial ownership percentages can exceed 100% due to the nature of the calculation which, in accordance with SEC rules, assumes for each individual that the denominator is equal to total outstanding shares and shares which would be outstanding upon the exercise or conversion of all options and convertible instruments for that individual stockholder without regard to the exercise or conversion of similar instruments by any other stockholder.

(10)     Also see "Voting Agreements/2004 Financial Restructuring" below.

VOTING AGREEMENTS/2004 FINANCIAL RESTRUCTURING

         On December 31, 2003, the Company was indebted to BNP Paribas, Exeter Venture Lenders L.P. and Exeter Capital Partners IV, L.P. (collectively, the "Lenders") in the sum of approximately $11 million pursuant to a senior subordinated note bearing interest at 12% per annum and due January 2006. On April 14, 2004, an agreement was reached among the Company, the Lenders and certain members of the Company's management and others (the "Investors") as to the financial restructuring of the senior notes. As a result of that restructuring, (a) the Company received proceeds of $1 million, (b) the Lenders were repaid $3 million and were issued Series A Preferred Stock with a liquidation preference of $4 million (convertible into approximately 3,937,008 shares of Common Stock) and Series B Convertible Notes in the principal sum of $4 million due 2011 (convertible into approximately 1,968,504 shares of Common Stock), and (c) the Investors acquired in the aggregate Series A Convertible Notes in the principal sum of $4 million due 2011 (convertible into approximately 3,937,008 shares of Common Stock).

         Subsequently, the Company elected to prepay the Series B Convertible Notes. On October 31, 2005, Paribas received a principal payment of $2,666,666.67 in satisfaction of its Series B Convertible Note. The Exeter entities elected under the conversion provisions of the Series B Convertible Notes to instead receive, for their aggregate $1,333,333.33 principal amount of Series B Convertible Notes, Common Stock at the conversion price of $2.032 per share, or an aggregate of 656,168 shares of Common Stock.

         Pursuant to a Stockholders Agreement, dated as of April 14, 2004, executed in connection with the Company's 2004 restructuring, among the Company, the Investors and the Lenders (the Investors and the Lenders referred to collectively as the "Stockholders"), the Stockholders have agreed to vote all shares of the voting capital stock of the Company owned by them in favor of the following actions: (i) to fix and maintain the number of directors of the Company at 11 if the Lenders, as holders of the Series A Preferred Stock, exercise their rights to elect two directors to the Board of Directors (as of the date of this proxy statement, the Lenders have not exercised that right) and
(ii) to cause and maintain the election to the Board of Directors of the Company of three representatives designated by the Investors (initially Albert W. Van Ness, Jr., William T. Brannan and Michael Brooks) and two representatives designated by the Lenders as per their rights as holders of Series A Preferred Stock should the Lenders determine in their discretion as holders of Series A Preferred Stock to so designate directors. In addition, if (x) any principal payment is made with respect to the Series A Convertible Notes held by the Investors and the Series A Preferred Stock has not been converted or redeemed prior to April 14, 2011, or (y) any specified actions are taken while the requisite number of shares of Series A Preferred Stock are outstanding without any required prior written consent of the holders of the majority of the outstanding shares of Series A Preferred Stock, then the Investors shall nominate and vote all of their shares of voting stock for three designees of the Lenders in lieu of the three Investor directors should the Lenders choose to so designate.

         In addition, the Stockholders Agreement provides that if any Investor proposes to sell or otherwise dispose of any Series A Preferred Stock or Convertible Notes (collectively, the "Securities"), such Investor must first give written notice to each Lender and allow each Lender to participate in the sale on the same terms and conditions as the Investor. The Stockholders Agreement further provides that if any Stockholder desires to transfer any of such Stockholder's Securities, the selling Stockholder shall first deliver written notice to the other Stockholders and the other Stockholders shall have an option to purchase such Securities from the selling Stockholder. The Stockholders Agreement also provides for preemptive rights so that if the Company proposes in the future to offer for cash any shares of its capital stock, then the Company shall first make an offering of such shares of capital stock to each Stockholder.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         In accordance with the Company's Second Restated Certificate of Incorporation and By-laws, the number of directors of the Company has been set at nine. The By-Laws of the Company divide the Board into three classes and create staggered three-year terms for the members of each class to serve. At each annual meeting, directors are elected to fill the directorship of the class of directors whose terms have expired. Those directors shall hold office until the third successive annual meeting after their election and until their successors have been elected and qualified so that the term of office of one class of directors expires at each annual meeting.

         The current members of the Board of Directors of the Company are as follows:

Class I (Term to expire in 2006)                    Albert W. Van Ness, Jr.,
                                                    Thomas E. Durkin III, and
                                                    John A. Simourian

Class II (Term to expire in 2008)                   Jon F. Hanson,
                                                    Michael Brooks, and
                                                    Matthew J. Morahan

Class III (Term to expire in 2007)                  Marilu Marshall,
                                                    William T. Brannan and
                                                    John S. Wehrle

         Mr. Hanson, one of our Class II directors, has tendered his resignation as a director effective as of the election of his successor at the Meeting. As a result, we will be electing three Class I directors and one Class II director at the Meeting.

         All persons named herein as nominees for director, Albert W. Van Ness, Jr., Thomas E. Durkin III, John A. Simourian and Peter Young, have consented to serve, and it is not contemplated that any nominee will be unable to serve as a director. However, if a nominee is unable to serve as a director, a substitute will be selected by the Board of Directors and all proxies eligible to be voted for the Board's nominees will be voted for such other person.

         The following individuals are nominated at this Annual Meeting of Stockholders to serve as Class I directors with a term to expire in 2009:

         Albert W. Van Ness, Jr., Thomas E. Durkin III and John A. Simourian.

         The following individual is nominated at this Annual Meeting of Stockholders to serve as a Class II director with a term to expire in 2008:

         Peter Young.

Mr. Van Ness, the Company's Chief Executive Officer recommended Mr. Young to the Company's Nominating Committee for nomination as a Director.

         Set forth below for each nominee and for each director whose term continues beyond this Meeting, is his or her name, age, the year in which he or she became a director of the Company, his or her principal occupations during the last five years and any additional directorships in publicly-held companies. The information is as of April 20, 2006.

NOMINEES

CLASS I

         Thomas E. Durkin III, 53, Director since 1999. Mr. Durkin was appointed as Vice President of Corporate Development, General Counsel and Secretary of Capital Environmental Resource, Inc. in October 2001. He is also a partner to Durkin & Durkin, a New Jersey-based law firm, with whom Mr. Durkin practiced as a partner from September 1978 until September 1997. Mr. Durkin served as a consultant to Waste Management Inc., a multibillion dollar publicly held international solid waste management company, from January 2000 to September 2001. From October 1997 through December 1999, Mr. Durkin served as area Vice President of Business Development of Waste Management Inc. In addition, Mr. Durkin has served as a partner of two privately held real estate brokerage companies. Mr. Durkin graduated from Fordham University in 1975 and graduated Cum Laude from Seton Hall University School of Law in 1978.

         John A. Simourian, 71, Director since 1999. Mr. Simourian has served as Chairman of the Board and Chief Executive Officer of Lily Transportation Corp. ("Lily"), a privately held truck leasing and dedicated logistics company, since 1958 when Mr. Simourian founded Lily. Lily currently employs approximately 750 employees and leases and or operates 4,000 vehicles out of 27 locations from New England to North Carolina. Mr. Simourian attended Harvard University where he received his undergraduate degree in 1957 and his graduate degree from the Harvard Business School in 1961. In 1982 Mr. Simourian was elected to the Harvard University Hall of Fame. Mr. Simourian also served in the United States Navy from 1957 to 1959.

         Albert W. Van Ness, Jr., 63, Director since 1995. Mr. Van Ness has served as the Chairman of the Board, Chief Executive Officer and Director of CD&L since January 1997. He was formerly the President and Chief Operating Officer of Club Quarters, LLC, a privately held hotel management company and remains a member partner. In the early nineties, Mr. Van Ness served as Director of Managing People & Productivity, a senior management consulting firm. During most of the eighties, Mr. Van Ness held various executive positions with Cunard Line Limited, a passenger ship and luxury hotel company, including Executive Vice President and Chief Operating Officer of the Cunard Leisure Division and Managing Director and President of the Hotels and Resorts Division. Earlier in his career, Mr. Van Ness served as the President of Seatrain Intermodal Services, Inc., a cargo shipping company. Mr. Van Ness held various management positions at the start of his professional life with Ford Motor Company, Citibank and Hertz. Mr. Van Ness majored in Sociology and Economics and received a B.A. and M.A. degree and completed his coursework towards his doctorate in Economics. He attended Duke University, Northern State University, South Dakota State University and Syracuse University.

CLASS II

         Peter Young, 58. Mr. Young has served as the President of the Automotive and Logistics Division of The Pasha Group, a family owned and managed transportation and logistics company, since April 2003. From April 2002 until April 2003, Mr. Young served as the Senior Vice President and Chief Administrative Officer of The Pasha Group. Mr. Young was the Senior Vice President of Transportation and Global Logistics Services for Qiva, a logistics, supply chain and systems management company, from January 2001 until April 2002. Earlier in his career, Mr. Young was the Chief Executive Officer of Unicon International, a global provider of information-based inspection and fleet management services. In addition, Mr. Young served as the Senior Vice President of Logistics for the Williams-Sonoma Group. Mr. Young held various executive positions with American President Lines, including Senior Vice President of Marketing and Business Logistics Services, Senior Vice President- Asia, and

Vice President of Marine Operation. Mr. Young graduated from the United States Merchant Marine Academy in 1969, and received a Master's Degree in Management from Rensselaer Polytechnic Institute in 1973.

CONTINUING DIRECTORS

         William T. Brannan, 58, Director since 1994. Mr. Brannan has served as the President and Chief Operating Officer of the Company since November 1994. From January 1991 until October 1994, Mr. Brannan served as President, Americas Region - US Operations, for TNT Express Worldwide, a major European-based overnight express delivery company. Prior to that, Mr. Brannan spent 10 years with United Parcel Service, where he served as Vice President and General Manager of UPS Truck Leasing, a wholly-owned UPS subsidiary which was formed by Mr. Brannan in 1981. Mr. Brannan has more than 25 years of experience in the transportation and logistics industry.

         Michael Brooks, 52, Director since 1995. Mr. Brooks has served as Director of the Company since December 1995 and as Group Operations President since December 2000. Mr. Brooks previously had been the President of Silver Star Express, Inc., a subsidiary of the Company, since November 1995. Prior to the merger of Silver Star Express, Inc. into the Company, Mr. Brooks was President of Silver Star Express, Inc. since 1988. Mr. Brooks has 25 years of experience in the same-day delivery and distribution industries. In addition, Mr. Brooks is currently a member of the Express Carriers Association and various other transportation associations.

         Marilu Marshall, 61, Director since 1997. Ms. Marshall has served as the Vice President Human Resources - North America for Estee Lauder Co. Inc. since October 1998. From November 1987, until September 1998, Ms. Marshall served as Senior Vice-President and General Counsel for Cunard Line Limited. Prior thereto, from July 1984 to September 1987, Ms. Marshall served as the Vice-President and General Counsel of GNOC, Corp., t/a Golden Nugget Hotel & Casino.

         Matthew J. Morahan, 56, Director since 2000. Mr. Morahan has been a private investor since 1997. From 1994 until 1997, Mr. Morahan served as Executive Vice President of the Macro Hedge Fund of Summit Capitol Advisors LLC. Prior thereto, Mr. Morahan served as Managing Director of the High Yield Department of Paine Webber Group from 1991 to 1994. From 1976 to 1990, he served as Partner and Managing Director of Wertheim & Co. Mr. Morahan served as Vice President of the Corporate Bond Department for Hornblower & Weeks, Hemphill, Noyes & Co. from 1971 to 1976.

         John S. Wehrle, 53, Director since 1997. Managing Partner of Gryphon Holdings, L.P. and Gryphon Holdings II, L.P., venture capital and private equity funds, since January 1999. From August 1997 to December 1998, Mr. Wehrle served as President and CEO of Heartland Capital Partners, L.P. Prior thereto, Mr. Wehrle served as Vice President and Head of Mergers & Acquisitions for A.G. Edwards & Sons, Inc. from July 1994 to July 1997. From 1989 to 1994 Mr. Wehrle served as Vice President-Financial Planning for The Dyson-Kissner-Moran Corporation. He also served as Managing Director of Chase Manhattan Bank, N.A. for three years from August 1986 to October 1989, where he was engaged in the execution of leveraged acquisitions. From 1976 to 1986, Mr. Wehrle held various positions with both Price Waterhouse and Touche Ross & Co. in both New York and London.

         Since the adoption of the Sarbanes-Oxley Act in July 2002, there has been a growing public and regulatory focus on the independence of directors. The American Stock Exchange adopted amendments to its definition of independence. Additional requirements relating to independence are imposed by the Sarbanes-Oxley Act with respect to members of the Audit Committee. The Board has determined that the following members of the Board and nominee for director satisfy the AMEX definition of independence: Ms. Marshall and Messrs. Hanson, Morahan, Simourian, Wehrle and Young.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR DESCRIBED ABOVE.

                         BOARD ORGANIZATION AND MEETINGS

         During the year ended December 31, 2005, the Board of Directors held 5 meetings. During 2005, all members of the Board of Directors attended at least 75% of all meetings of the Board of Directors and committees of the Board of Directors of which such director was a member. The Company has standing Audit, Compensation and Nominating Committees of the Board of Directors. Each of the Committees is described below.

         Audit Committee. During 2005, the Audit Committee met 4 times. The Audit Committee is comprised of Mr. Wehrle, Chairman, Mr. Hanson and Mr. Morahan. If elected, it is expected that Mr. Young would be appointed to the Audit Committee. The Audit Committee makes recommendations to the Board of Directors with respect to the selection of the independent auditors of the Company's financial statements, reviews the scope of the annual audit and meets periodically with the Company's independent auditors to review their findings and recommendations, reviews quarterly financial information and earnings releases prior to public dissemination, and periodically reviews the Company's adequacy of internal accounting controls.

         Compensation Committee. During 2005, the Compensation Committee met 3 times. The Compensation Committee is comprised of Ms. Marshall, Chairperson, Mr. Morahan and Mr. Wehrle. The Compensation Committee periodically reviews and determines the amount and form of compensation and benefits payable to the Company's principal executive officers and certain other management personnel. The Compensation Committee also administers the Company's stock option plans and certain of the Company's other employee benefit plans.

         Nominating Committee. During 2005, the Nominating Committee met 2 times. The Nominating Committee is comprised of Messrs. Hanson, Chairman, Morahan, Simourian and Ms. Marshall. The Nominating Committee recommends nominations for directors, considers candidates for director vacancies and other such management matters presented to it by the Board of Directors.

         Nominating Committee Charter. The Board has adopted a Nominating Committee charter to govern its Nominating Committee. A copy of the Nominating Committee's charter was attached as Appendix A to the Company's 2004 proxy statement.

         Independence of Nominating Committee Members. All members of the Nominating Committee of the Board of Directors have been determined to be "independent directors" pursuant to the definition contained in Section 121A of the American Stock Exchange Company Guide.

         Procedures for Considering Nominations Made by Stockholders. The Nominating Committee's charter permits the Committee to adopt procedures for nominations to be submitted by stockholders and other third parties, other than candidates who have previously served on the Board or who are recommended by the Board. The charter provides that a nomination must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The charter requires a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) information that will enable the Nominating Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

         Qualifications. The charter describes the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee:

         o must satisfy any legal requirements applicable to members of the Board;

         o must have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;

         o        must have a reputation for honesty and ethical conduct;

         o must have a working knowledge of the types of responsibilities expected of members of the board of directors of a public company; and

         o must have experience, either as a member of the board of directors of another public or private company or in another capacity, that demonstrates the nominee's capacity to serve in a fiduciary position.

         Identification and Evaluation of Candidates for the Board. Candidates to serve on the Board will be identified from all available sources, including recommendations made by stockholders. The Nominating Committee's charter provides that there will be no differences in the manner in which the Nominating Committee evaluates nominees recommended by stockholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process for individuals other than existing Board members will include:

         o a review of the information provided to the Nominating Committee by the proponent;

         o a review of reference letters from at least two sources determined to be reputable by the Nominating Committee; and

         o        a personal interview of the candidate,

together with a review of such other information as the Nominating Committee shall determine to be relevant.

         Third-Party Recommendations. In connection with the 2006 Annual Meeting, the Nominating Committee did not receive any nominations from any stockholder or group of stockholders which owned more than 5% of the Company's Common Stock for at least one year.

COMPENSATION OF DIRECTORS

         Directors who are employees of the Company do not receive additional compensation for serving as directors. In 2005, each director who is not an employee of the Company received an annual retainer of $24,000 ($36,500 and $31,500 for the Audit and Compensation Committee chairperson, respectively). The total directors fees earned by non-employee directors in 2005 was $164,000. Directors of the Company are reimbursed for out-of-pocket expenses incurred in their capacity as directors of the Company. Non-employee directors also receive stock options under the Company's 2002 Stock Option Plan for Independent Directors (the "Director Plan"). The Company granted options of 8,000 shares at fair market value to each of the non-employee directors on July 1, 2005.

         The Company has entered into a consulting agreement with Thomas E. Durkin III, one of our directors, pursuant to which Mr. Durkin provides consulting services to us with respect to business and financial matters. His focus is on merger and acquisition activities, including, developing strategies, evaluating, structuring and negotiating potential transactions and otherwise assisting our chief executive officer with respect to such matters. In consideration for his services, the Company pays Mr. Durkin an hourly fee, and if the Company's Chief Executive Officer requests Mr. Durkin to work on a particular transaction, the Company must pay him a fee of at least $300,000 upon consummation of such transaction, plus such other amounts, if any, as the Chief Executive Officer may authorize.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Compensation Committee is comprised currently of Ms. Marilu Marshall, Chair, Mr. Matthew J. Morahan and Mr. John S. Wehrle. These persons also served as members of the Compensation Committee during 2005. None of these persons has been an officer or employee of the Company. During 2005, no executive officer of the Company and no member of its Compensation Committee is a director or compensation committee member of any other business entity which has an executive officer that sits on the Company's Board of Directors or Compensation Committee.

CODE OF ETHICS

         The Company has adopted a code of ethics for senior financial officers of the Company. A copy of this code of ethics was filed as Exhibit 14.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

AUDIT COMMITTEE FINANCIAL EXPERT

         The Company has determined that John S. Wehrle, the audit committee chairperson, is an independent audit committee financial expert as defined by the SEC's regulations.

                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth information as of April 11, 2006 with respect to beneficial ownership of the Common Stock by (i) each director and nominee, (ii) each executive named in the Summary Compensation Table (the "Named Executives") and (iii) all executive officers and directors as a group. Unless otherwise indicated, the address of each such person is c/o CD&L, Inc., 80 Wesley Street, South Hackensack, New Jersey 07606. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

AMOUNT OF BENEFICIAL OWNERSHIP (1)


                                                        SHARES ISSUABLE     SHARES ISSUABLE
                                                         UPON EXERCISE    UPON CONVERSION OF
                                                           OF STOCK        CONVERTIBLE NOTES    TOTAL     PERCENTAGE
                                           SHARES         OPTIONS(1)              (2)           SHARES    OWNED (4)
                                           ------         ----------      ------------------  ---------   ---------
Albert W. Van Ness, Jr. (5)                136,160         1,037,981            590,551       1,764,692      15.2%
William T. Brannan (5)                     113,796           720,782            590,551       1,425,129      12.6%
Michael Brooks (5)                         251,955           665,000            590,551       1,507,506      13.4%
Thomas E. Durkin III                             -            30,000                  -          30,000          *
Jon F. Hanson                            73,688(3)            38,750                  -         112,438       1.1%
Marilu Marshall                                  -            38,750                  -          38,750          *
Matthew J. Morahan (5)                     350,512            25,000            196,850         572,362       5.6%
John A. Simourian                                -            30,000                  -          30,000          *
John S. Wehrle                                   -            37,500                  -          37,500          *
Peter Young                                      -                 -                  -               -          *
Russell J. Reardon (5)                      74,238           647,277            590,551       1,312,066      11.7%
Mark T. Carlesimo (5)                            -           511,250             98,425         609,675       5.7%

All executive officers and               1,000,349         3,782,290          2,657,479       7,440,118      45.2%
  directors as a group (11 persons)


--------------
*        Less than 1%

(1) Includes options granted pursuant to the Employee Stock Compensation Program and the Director Plan, which are exercisable within 60 days of April 22, 2006.

(2) Represents conversion of the Series A Convertible Notes issued in the 2004 financial restructuring with Paribas and Exeter.

(3) Includes 64,000 shares held by Ledgewood Employees Retirement Plan, of which Mr. Hanson is a beneficiary.

(4) The sum of individual beneficial ownership percentages can exceed 100% due to the nature of the calculation which in accordance with SEC rules assumes for each individual that the denominator is equal to total outstanding shares and shares which would be outstanding upon the exercise of all options and convertible instruments owned by that individual stockholder without regard to exercise of similar instruments by any other stockholder.

(5)      See also "Voting Agreements/2004 Financial Restructuring" above.


                             EXECUTIVE COMPENSATION

         The following table summarizes certain information relating to compensation for services rendered during the years ended December 31, 2003, 2004 and 2005 to each person serving as the Chief Executive Officer of the Company and each of the Company's four other most highly paid executive officers whose compensation exceeded $100,000 (the "Named Executives").


                                                                                          LONG-TERM COMPENSATION
                                           ANNUAL COMPENSATION                                  AWARDS(1)
                                           -------------------                            ----------------------
                                                                                        SECURITIES
                                                                      OTHER ANNUAL      UNDERLYING
    NAME AND PRINCIPAL                                               COMPENSATION        OPTIONS/        ALL OTHER
         POSITION             YEAR       SALARY ($)     BONUS ($)       ($) (2)        SARS (#) (3)     COMPENSATION
         --------             ----       ----------     ---------    -------------     ------------     ------------
Albert W. Van Ness, Jr.       2005        289,255        108,144           -             100,000             -
  Chairman and Chief          2004        259,605         68,308           -             300,000             -
  Executive Officer           2003        252,875           -              -                -                -

William T. Brannan            2005        298,835        122,823           -             225,000             -
  President and Chief         2004        311,526         80,597           -             250,000             -
  Operating Officer           2003        299,988           -              -                -                -

Michael Brooks                2005        299,988        122,823           -             225,000             -
  Group Operations            2004        282,494         94,097           -             250,000             -
  President                   2003        240,923           -              -                -                -

Russell J. Reardon            2005        299,988        122,823           -             219,777             -
  Chief Financial Officer     2004        280,956         90,597           -             250,000             -
                              2003        201,144           -              -                -                -

Mark T. Carlesimo             2005        202,750         46,707           -             225,000             -
  General Counsel and         2004        188,654         33,336           -             250,000             -
  Secretary                   2003        166,933           -              -                -                -


--------------
(1) The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan pay-outs during the years ended December 31, 2003, 2004 and 2005.

(2) Excludes certain personal benefits, the total value of which was less than the lesser of either $50,000 or 10% of the total annual salary and bonus for each of the executives.

(3) Comprised solely of incentive or non-qualified stock options. See "Stock Option Plans - Employee Stock Compensation Program and Year 2000 Stock Incentive Plan."

                 EMPLOYMENT AGREEMENTS; COVENANTS NOT TO COMPETE

         Effective as of April 14, 2004, the Company entered into amended employment agreements with each of Albert W. Van Ness, Jr., its Chairman, Chief Executive Officer and Director, William T. Brannan, its President and

Chief Operating Officer, Michael Brooks, our Group President, Ground Operations, Russell Reardon, our Vice President and Chief Financial Officer, and Mark T. Carlesimo, our Vice President, General Counsel and Secretary. Under the agreements, each of Messrs. Brannan, Brooks, Reardon and Van Ness currently is entitled to an annual salary of $300,000, and Mr. Carlesimo is entitled to an annual salary of $225,000. Each agreement contains identical terms and conditions (other than salary) including change in control provisions. If the executive's employment is terminated for any reason other than for cause, death or disability, the executive will receive liquidated damages in the amount of his base salary for the remainder of the agreement term, which expires December 31, 2008, plus any bonuses he would have received, as well as all benefits and perquisites. If the executive's employment is terminated by either party for any reason within 180 days of a change in control, the executive shall receive a lump sum of two times the executive's base salary plus the highest annual bonus earned by the executive, plus benefits and perquisites until the end of the term of the agreement. Each agreement also contains noncompetition covenants that will continue for two years following termination of employment unless the Company terminates the agreement without cause or the employee terminates the agreement as a result of the Company's breach of the agreement, in which event the covenants against competition will cease upon the termination of employment.

                               STOCK OPTION PLANS

EMPLOYEE STOCK COMPENSATION PROGRAM AND YEAR 2000 STOCK INCENTIVE PLAN

         In 1995 and 2000, the Board of Directors adopted, and the stockholders of the Company approved, the Employee Stock Compensation Program and the Year 2000 Stock Incentive Plan, respectively (together, the "Stock Option Plans"), in order to attract and retain qualified officers and employees of the Company, to facilitate performance-based compensation for key employees and to provide incentives for the participants in the Stock Option Plans to enhance the value of the Common Stock. The Stock Option Plans are administered by the Compensation Committee and authorize the granting of incentive stock options, non-qualified supplementary options, stock appreciation rights, performance shares and stock bonus awards to key employees of the Company including those employees serving as officers or directors of the Company. The Company has reserved 1,900,000 shares of Common Stock for issuance in connection with the Employee Stock Compensation Program and 2,100,000 shares of Common Stock for issuance in connection with the 2000 Plan, of which no shares remain available for grant. Options granted under the Stock Option Plans have an exercise price equal to the fair market value of the underlying Common Stock at the date of grant and vest over a four-year period unless otherwise agreed by the Compensation Committee of the Board of Directors at the time of grant.


         For a detailed description of the Year 2000 Stock Incentive Plan, see Proposal 2.


STOCK OPTION PLAN FOR INDEPENDENT DIRECTORS

         Outside directors receive options under the Company's Amended and Restated 2002 Stock Option Plan for Independent Directors (the "Director Plan"), under which an aggregate of 500,000 shares of Common Stock have been authorized for issuance, of which 251,000 shares remain available for issuance. The purpose of the Director Plan is to help the Company attract and retain the most qualified available individuals to serve as independent directors of the Company and to encourage the highest level of participation by those persons in the Company's achievement of its strategic goals. Under the Director Plan, an independent director is granted an option to purchase 8,000 shares of Common Stock on the first day on which the Common Stock is traded on the American Stock Exchange in third quarter of each year. The purchase price per share of Common Stock covered by each option is the fair market value of a shares of Common Stock on the date the option is granted.

         An option granted to an independent director under the Director Plan becomes fully exercisable as to 100% of the shares of Common Stock covered thereby one year after the date of grant and may be exercised as to any or all full shares of Common Stock as to which such option is then exercisable. The term of each option is ten years from the date of grant. In order to be eligible to participate in the Director Plan on any Quarter Date, a director must not be an employee as of such Quarter Date.

GRANTS

         The following table contains information regarding the grant of stock options to the Named Executives during the year ended December 31, 2005.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS
                                                    -----------------
                                                             PERCENT OF
                                                           TOTAL OPTIONS
                                     NUMBER OF COMMON       GRANTED TO                                    GRANT DATE
                                     SHARES UNDERLYING      EMPLOYEES        EXERCISE                       PRESENT
                                         OPTIONS            IN FISCAL       PRICE PER      EXPIRATION        VALUE
NAME                                   GRANTED (#)             2005           SHARE           DATE           ($)(1)
----                                 -----------------     --------------   ---------      ----------     ----------
Albert W. Van Ness, Jr.                   100,000              8.3%           $1.85        2/23/2015       $82,623

William T. Brannan                        100,000              8.3%           $1.86        5/11/2015       $87,920
                                          125,000             10.3%           $1.93        11/23/2015      $119,212

Michael Brooks                            100,000              8.3%           $1.86        5/11/2015       $87,920
                                          125,000             10.3%           $1.93        11/23/2015      $119,212

Russell J. Reardon                        100,000              8.3%           $1.86        5/11/2015       $87,920
                                          119,777              9.9%           $1.93        11/23/2015      $114,222

Mark T. Carlesimo                         100,000              8.3%           $1.86        5/11/2015       $87,920
                                          125,000             10.3%           $1.93        11/23/2015      $119,212

--------------
(1) The present value of the options granted was determined using the Black-Scholes pricing model and based on the following assumptions: the risk free interest rate was 4.16%, the expected term of the option was
         6.4 years, the volatility factor was 47% and the dividend yield was zero.

         None of the Named Executives exercised any stock options in 2005. The following table provides data regarding the number of shares of the Company's Common Stock covered by both exercisable and non-exercisable stock options held by the Named Executives at December 31, 2005. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise prices of existing options and $2.60, the closing sale price of the Company's Common Stock on December 30, 2005, the last trading day of 2005.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES (1)


                                                         NUMBER OF SHARES UNDERLYING         VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                               SHARES        VALUE          AT FISCAL YEAR END (#)           AT FISCAL YEAR END ($)
                            ACQUIRED ON    REALIZED         ----------------------           ----------------------
NAME                        EXERCISE (#)      ($)       EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                        ------------      ---       -----------     -------------    -----------   -------------
Albert W. Van Ness, Jr.          --           --          904,648          166,666        $1,017,689      $433,332
William T. Brannan               --           --          637,449           83,333        1,465,534       216,666
Michael Brooks                   --           --          581,667           83,333        1,434,334       216,666
Russell J. Reardon               --           --          563,944           83,333        1,394,754       216,666
Mark T. Carlesimo                --           --          427,917           83,333        1,099,584       216,666

--------------
(1) No stock appreciation rights have been granted by the Company.

EQUITY COMPENSATION PLAN INFORMATION

         The following table gives information about the Company's Common Stock that may be issued upon the exercise of options and rights under the Company's 1995 and Amended and Restated 2002 Independent Directors Stock Option Plans, 1995 Employee Stock Compensation Program and Year 2000 Stock Incentive Plan as of December 31, 2005. These plans were the Company's only equity compensation plans in existence as of December 31, 2005.


                                                                                                      (c)
                                                                                             NUMBER OF SECURITIES
                                            (a)                                            REMAINING AVAILABLE FOR
                                        NUMBER OF                      (b)                  FUTURE ISSUANCE UNDER
                                     SECURITIES TO BE         WEIGHTED-AVERAGE EXERCISE    EQUITY COMPENSATION PLANS
                                  ISSUED UPON EXERCISE OF       PRICE OF OUTSTANDING         (EXCLUDING SECURITIES
                                   OUTSTANDING OPTIONS,        OPTIONS, WARRANTS AND          REFLECTED IN COLUMN)
        PLAN CATEGORY              WARRANTS AND RIGHTS                RIGHTS                           (a)
        -------------             -----------------------     -------------------------    -------------------------
Equity Compensation Plans                4,755,250                      $1.76                    2,251,000 (1)
approved by Stockholders

Equity Compensation Plans Not               --                           --                           --
Approved by Stockholders

Total                                    4,755,250                      $1.76                      2,251,000
                                         =========                      =====                      =========

--------------
1) Of this total, 2,000,000 options available for future issuance are subject to ratification at the June 2006 annual stockholder meeting.


                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors, certain officers and persons beneficially owning more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and to provide the Company with initial reports of ownership, reports of changes in ownership and annual reports of ownership of Common Stock and other equity securities of the

Company. Based solely upon a review of such reports furnished to the Company by its directors, executive officers and 10% beneficial owners the Company believes that all Section 16(a) reporting requirements were timely fulfilled during 2005, except that each of Messrs., Brannan, Brooks, Carlesimo and Reardon inadvertently filed a late Form 4 on December 8, 2005, regarding the grant of stock options on November 16, 2005.

                        REPORT OF COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

OVERVIEW

         All executive officers of the Company are subject to long-term (generally four-year) employment agreements which fix their salaries and benefits (including stock options) and are scheduled to expire in 2008. In 2004, as discussed above, the Company was party to a material financial restructuring which included a substantial financial investment in the Company's Series A Convertible Notes by a number of individuals, including Mr. Van Ness and the other Named Executives. Such individuals also waived change of control provisions in their existing employment agreements as part of the transaction. Mr. Van Ness and the Named Executives requested an extension of the employment agreements as part of the transaction as they believed their efforts were important to the success of their investment in the Company. The Compensation Committee agreed that an extension of the agreements to December 31, 2008, as requested, was appropriate. Accordingly, the Company entered into new employment agreements with Mr. Van Ness, the Chief Executive Officer, and the other Named Executives in 2004.

         In approaching new employment agreements for Mr. Van Ness and the other Named Executives, the Compensation Committee continued to view compensation of executives as having three distinct parts, a current compensation program, a set of standard benefits and a long-term benefit program. The current compensation element focuses upon the executive officer's salary and is designed to provide competitive reimbursement for services rendered. The Company's standard benefit package consists primarily of health insurance benefits and eligibility for annual bonuses based upon performance. The long-term benefit element is reflected in the grants of stock options.

BASE SALARY

         Base salaries for the Named Executives for 2005 ranged from approximately $205,000 to $300,000. Under the employment agreements, base pay was established at levels that were considered appropriate to retain the Company's experienced management team and to be at competitive levels. While base pay is important, the Company's compensation package also attempts to place significant emphasis on other areas of compensation. Executive officers understand that significant opportunities for substantial compensation lies in annual bonus compensation and appreciation in the value of stock options.

ANNUAL INCENTIVE PLAN

         The incentive plan is designed to provide current compensation to selected key employees who contribute in a substantial degree to the success of the Company. Pursuant to the plan, executives selected by the Compensation Committee (with the advice of the Chief Executive Officer) are entitled to cash bonuses in the event that the Company achieves certain performance targets based upon revenues and EBITDA (earnings before interest, tax, depreciation and amortization). In addition, the Chief Executive Officer is entitled under his employment contract to a bonus based on performance goals set with the Compensation Committee. Bonuses were paid to the Chief Executive Officer and the other Named Executives in 2005 based on their contributions to the Company's meeting such targets.

LONG-TERM INCENTIVE PLAN

         A stockholder-approved long-term incentive plan consisting of the grant of stock options to key employees under the Company's 1995 Employee Stock Compensation Program and the Year 2000 Stock Incentive Plan (the "Program") is designed to focus executive efforts on the long-term goals of the Company and to maximize total returns to stockholders. Stock options align the interest of employees and stockholders by providing value to the executive through stock price appreciation only. During 2005, the Chief Executive Officer was granted options to purchase 100,000 shares of Common Stock and each of the other Named Executives was granted options to purchase 225,000 shares of Common Stock, except that Mr. Reardon was granted options to purchase 219,777 shares of Common Stock. These options were granted by the Compensation Committee based upon the fact that the named individuals from senior management had made significant long term contributions to the Company's continued success.

         All of the named officers have change in control provisions as part of their employment agreements, which generally provide for two times base salary plus the highest annual bonus as a payment on a change in control, which contain identical terms. The Compensation Committee thought it was important for the Company to enter into these arrangements in order to provide security to these officers in the event of a change in control (as defined), to promote their continued affiliation with the Company and to protect both the Company and the stockholders by assuring continuity during a transition period related to any change in control.

2005 CHIEF EXECUTIVE OFFICER PAY

         As part of the 2004 financial restructuring of the Company, Mr. Van Ness entered into a new long term Employment Agreement with the Company (the "2004 Agreement"). The 2004 Agreement is scheduled to expire on December 31, 2008. Under that agreement, Mr. Van Ness receives an annual salary of $300,000 with the right to receive an annual bonus equal to up to 100% of Mr. Van Ness' then-current base salary based upon the Company attaining certain targets. Mr. Van Ness has continued to serve as the Company's Chairman of the Board and Chief Executive Officer. See "Executive Compensation- Employment Agreements; Covenants Not to Compete."

         As described above, Mr. Van Ness was awarded a bonus and granted stock options for his leadership in guiding the Company through its financial restructuring and helping the Company to improve its financial performance and meet the performance targets set for him.

         This report shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference to any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, and shall not be deemed filed under either of such acts except to the extent that the Company specifically incorporates this information by reference.

         This report is furnished by the Compensation Committee of the Board of Directors.

                             Marilu Marshall, Chair
                               Matthew J. Morahan
                                 John S. Wehrle

                             AUDIT COMMITTEE MATTERS

         AUDIT COMMITTEE CHARTER. The Board has adopted an amended Audit Committee Charter to respond to new requirements under the Sarbanes-Oxley Act. The Charter is attached as Appendix A to this proxy statement.

         INDEPENDENCE OF AUDIT COMMITTEE MEMBERS. The Common Stock is listed on the American Stock Exchange and the Company is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be "independent directors" pursuant to the definition contained in of the American Stock Exchange listing standards ss.121(A).

         AUDIT COMMITTEE REPORT. In connection with the preparation and filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2005:

         (1) the Audit Committee reviewed and discussed the audited financial statements with the Company's management;

         (2) the Audit Committee discussed with the Company's independent auditors the matters required to be discussed by SAS 61;

         (3) the Audit Committee received and reviewed the written disclosures and the letter from the Company's independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the Company's independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditor's independence; and

         (4) based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2005 Annual Report on Form 10-K.

         This report shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference to any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, and shall not be deemed filed under either of such acts except to the extent that the Company specifically incorporates this information by reference.

         This report is furnished by the Audit Committee of the Board of Directors.

                            John S. Wehrle, Chairman
                                  Jon F. Hanson
                               Matthew J. Morahan

APPOINTMENT OF INDEPENDENT AUDITORS

         J.H. Cohn LLP ("Cohn") served as the Company's independent auditors for the fiscal year ended December 31, 2005.

         Representatives of Cohn will be present at the Meeting to answer questions. They will also have an opportunity to make a statement if they desire and will be available to respond to appropriate questions of the stockholders.

         Deloitte and Touche LLP ("Deloitte") served as the Company's independent auditors for the fiscal year ended December 31, 2004. On November 5, 2004, upon recommendation and authorization from the Audit Committee of the Board of Directors, the Company dismissed Deloitte as the its independent registered public accounting firm for its fiscal year ended December 31, 2004 and engaged Cohn. Deloitte had served as the Company's auditors since 2002.

         Deloitte's reports on the financial statements for the two most recent fiscal years they audited did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

         In connection with their audits for 2003 and 2002 and through the date of this proxy statement, there have been no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure which disagreement if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their report on the Company's financial statements for such years; and there were no reportable events as defined in
Item 304(a)(1)(v) of the SEC's Regulation S-K.

         During the years ended December 31, 2003 and 2002 and through the date of the Company's Current Report on Form 8-K disclosing the dismissal of Deloitte and the engagement of Cohn, the Company did not consult Cohn with respect to the application of accounting principles as to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or any other matters or reportable events as set forth in Items 304(a)(3)(i) and (ii) of Regulation S-K.

ACCOUNTING FEES AND OTHER ACCOUNTING MATTERS

         The Company has been billed the following fees for services rendered by its principal accountant during 2005 and 2004 (in thousands):

                                       2005                 2004
                                   ------------        --------------

Audit Fees                             $205                 $225
Audit-Related Fees                        3                   20
Tax Fees                                 40                  168
All Other Fees                           43                   15
                                   ------------        --------------

Total                                  $291                 $428
                                   ============        ==============

         Audit-related fees consist of professional services rendered in conjunction with the Company's various responses to an SEC comment letter. Tax fees primarily relate to the preparation of Federal and state tax returns and tax advice associated with those filings. All other fees include administrative and out-of-pocket expenses incurred by the principal accountant.

         The principal accountant is engaged each year by the Company's audit committee and as such, all fees are pre-approved by the audit committee at the beginning of each year.

OTHER MATTERS.

         The Audit Committee of the Board of Directors has considered whether the provision of information technology services and other non-audit services is compatible with maintaining the independence of the Company's principal accountant.

         Of the time expended by the Company's principal accountant to audit the Company's financial statements for the year ended December 31, 2005, less than 50% of such time involved work performed by persons other than the principal accountant's full-time, permanent employees.

                                PERFORMANCE GRAPH

         The following chart compares the cumulative total stockholder return on the Company's Common Stock to the cumulative total return of the Standard & Poor's 500 Stock Index and the Dow Jones Transportation Index for 2001, 2002, 2003, 2004 and 2005, assuming the investment of $100 on December 31, 2000 and the reinvestment of all dividends since that date to December 31, 2005.



                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                            AMONG CD&L INCORPORATED,
                       S&P COMPOSITE AND PEER GROUP INDEX

                               [PERFORMANCE CHART]

                        2000      2001      2002      2003       2004      2005
                        ----      ----      ----      ----       ----      ----
CD&L INCORPORATED      100.00    80.00    137.14     169.14     397.71    594.29
PEER GROUP INDEX       100.00    98.44     91.72     113.60     143.08    166.41
S&P COMPOSITE INDEX    100.00    88.12     68.64      88.33      97.94    102.75


                     ASSUMES $100 INVESTED ON JAN. 1, 2001
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 2005



              COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE COMPANIES, PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKETS


                                 12/31/2000     12/31/2001      12/31/2002    12/31/2003    12/31/2004    12/31/2005
                                 ----------     ----------      ----------    ----------    ----------    ----------
CD&L                               100.00          80.00          137.14       169.14          397.71       594.29
DOW JONES                          100.00          98.44           91.72       113.60          143.08       166.41
  TRANSPORTATION
S&P 500                            100.00          88.12           68.64        88.33           97.94       102.75


         The performance of the Company's Common Stock reflected above is not necessarily indicative of the future performance of the Common Stock. The total return on investment (change in the year-end stock price plus reinvested dividends) for the period shown for the Company, the S&P 500 Index and the Dow Jones Transportation Index is based on the stock price or composite index at December 31, 2000.

         The performance chart which appears above shall not be deemed to be incorporated by reference by any general statement incorporating this Annual Report by reference into any filing under the Securities Act of 1933, as amended, or under the Exchange Act of 1934, as amended, and shall not be deemed filed under either of such Acts except to the extent that the Company specifically incorporates this information by reference.

                              CERTAIN TRANSACTIONS

         Mr. Brooks and members of his immediate family own various real estate partnerships which lease properties to Silver Star, a subsidiary of the Company, for use as terminals in Valdosta, Georgia. In 2005, Silver Star paid approximately $20,000 in rent for this property. As of January 1, 2005, the Company is not obligated to pay any further rentals for the Valdosta, Georgia property, but has continued the lease on a month-to-month basis.

         Mr. Simourian, a member of the Company's board of directors, is the Chief Executive Officer of Lily Transportation Corp. ("Lily"), a privately held truck leasing and dedicated logistics company. In 2005, Click Messenger Services, a subsidiary of the Company, paid approximately $75,000 to Lily for vehicle rentals.

         On or about July 1, 2005, the Company entered into a consulting agreement with one of its directors, Thomas E. Durkin III, pursuant to which Mr. Durkin will provide consulting services to the Company with respect to business and financial matters. He will focus on merger and acquisition activities, including developing strategies, evaluating, structuring and negotiating potential transactions and otherwise assisting the Chief Executive Officer with respect to such matters. In consideration for his services, the Company paid Mr. Durkin a fee of $75,000 on or about July 1, 2005 and agreed to pay him $125 per hour for his services under the agreement. In addition, if the Chief Executive Officer requests Mr. Durkin to work on a particular transaction, Mr. Durkin will become entitled to receive, upon consummation of such a transaction, a success fee of at least $300,000 plus such other amount, if any, as may be authorized by the Chief Executive Officer and the Board of Directors or an appropriate committee thereof. The consulting agreement is terminable by either party on 30 days written notice.



                                   PROPOSAL 2

                APPROVAL OF THE ADOPTION OF THE AMENDMENT TO THE
                    CD&L, INC. YEAR 2000 STOCK INCENTIVE PLAN

         In 2000, the Board of Directors and the stockholders of the Company approved the Company's Year 2000 Stock Incentive Plan (the "Incentive Plan"). The Incentive Plan supplemented the Company's existing Employee Stock Compensation Program (the "1995 Plan"), in facilitating performance based compensation for key employees, providing incentives for participants in the 1995 Plan to enhance the value of the stock, and attracting and retaining qualified officers, employees and consultants of the Company. The Incentive Plan, as amended in June 2001 and October 2002, reserved an aggregate of 2,100,000 shares of Common Stock for issuance thereunder pursuant to stock options and other incentives. As of November 23, 2005, no shares remained available for issuance under the Incentive Plan. On March 16, 2006, the Board of Directors approved, subject to stockholder approval, an increase in the number of authorized shares under the Incentive Plan from 2,100,000 to 4,100,000 (the "Amendment"). Approval of the Amendment is intended to ensure that the Company can continue to provide stock options and other performance incentives at levels determined appropriate by the Board of Directors. No change to the Incentive Plan other than the number of shares available for grant is being proposed. The following is a brief description of the Incentive Plan.

PURPOSE

         The purpose of the Incentive Plan is to provide long-term incentives to select employees, officers and consultants of the Company and its subsidiaries to encourage them to devote their abilities and industry to the success of the Company.

SHARES AND INCENTIVES AVAILABLE UNDER THE INCENTIVE PLAN

         The Incentive Plan provides for grants of stock options, restricted stock and performance awards. An aggregate of 2,100,000 shares of Common Stock presently are authorized for issuance under the Incentive Plan, which amount will be proportionately adjusted in the event of certain changes in the Company's capitalization, a merger, or a similar transaction. Upon the approval of the proposed Amendment by the stockholders, an additional 2,000,000 shares will be authorized for issuance under the Incentive Plan, for an aggregate of 4,100,000 shares.

Such shares may be treasury shares or newly issued shares or a combination thereof. The closing sale price of the Common Stock was $2.06 per share at April 24, 2006.

ADMINISTRATION

         The Director Plan is administered by a committee appointed by the Board of Directors (the "Plan Committee"); no non-employee director may be a member of the Plan Committee. The Plan Committee is authorized to interpret the Director Plan, to prescribe, amend and rescind rules and regulations relating to the Director Plan and to make all other determinations it may deem necessary or advisable for the administration of the Director Plan.

ELIGIBILITY

         The persons eligible to receive awards under the Incentive Plan are those persons who are, or who have agreed to become, officers or employees of, or consultants or advisers to, the Company or any of its subsidiaries. The Company estimates that, as of April 30, 2006, there were approximately 1,500 individuals eligible to participate in the Incentive Plan. As discretion for the grant of options and awards is vested in the Plan Committee, the Company is unable to determine the identity or number of officers, consultants, advisors and other employees who may be granted options or awards under the Incentive Plan in the future.

DETERMINATION OF ELIGIBILITY; ADMINISTRATION OF THE INCENTIVE PLAN.

         The Incentive Plan is administered by a committee (the "Plan Committee") appointed by the Board of Directors. The Plan Committee must consist of at least two outside directors of the Company. The Incentive Plan provides that the Plan Committee has full discretion and authority to (i) select eligible persons to receive awards, (ii) determine the type, number, and terms and conditions of awards to be granted and the number of shares of Common Stock to which awards will relate, (iii) specify times at which awards may be exercised or settled (including associated performance conditions), set other terms and conditions of awards, and prescribe forms of award agreements, (iv) construe, interpret and specify rules and regulations relating to the Incentive Plan and
(v) make all other determinations that may be necessary or advisable for the administration of the Incentive Plan.

         Any action of the Plan Committee is final, conclusive and binding on all parties, including the Company, its stockholders and its employees. The Incentive Plan provides that members of the Plan Committee will not be liable for any act or determination taken or made in good faith in their capacities as such members and will be fully indemnified by the Company with respect to such acts and determinations.

TYPES OF AWARDS

         Stock Options. The Plan Committee is authorized to grant stock options to employees of the Company or any of its Subsidiaries or to consultants and advisors of the Company or any of its Subsidiaries who receive cash compensation from the Company. The Plan Committee may grant incentive stock options ("ISOs"), as defined under Section 422 of the Internal Revenue Code (the "Code"), which can result in potentially favorable tax treatment, only to employees, and non-qualified stock options.

         The terms and conditions of grants of stock options granted under the Incentive Plan are set forth in a written agreement (the "Option Agreement").

         The purchase price per share subject to an ISO is not to be less than the fair market value of a share of Common Stock on the date of grant, except that it must be at least 110% of the fair market value on the date of grant with respect to ISO grants to a 10% stockholder. The purchase price per share subject to a non-qualified stock option may be less than the fair market value of a share of Common Stock on the date of grant. If options are granted with exercise prices below fair market value, however, deductions for compensation attributable to the exercise of such options could be limited by Code Section 162(m). See "--Federal Income Tax Consequences." The term "fair market value" on any date means the closing sales price per share on such date on the American Stock Exchange. Unless otherwise provided in the applicable Option Agreement, if the purchase price of an option is paid with previously owned shares, a new option exercisable for the number of those shares will be granted with an exercise price equal to the fair market value of a share of Common Stock on the date of exercise of the first option, exercisable six months after the date of grant, and terminating on the same date as the original option. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year may not exceed $100,000.

         The maximum term of each option, the times at which each option will be exercisable, and the vesting schedule, if any, associated with a stock option grant generally are fixed by the Committee, except that no option may have a term exceeding ten years, or five years in the case of an ISO granted to a 10% stockholder. Unless otherwise provided in the Option Agreement or accelerated as a result of a "change in control" (see "-- Acceleration of Vesting; Change in Control"), options will become fully vested and exercisable with respect to 25% of the underlying shares of Common Stock on each anniversary of the date of grant, provided that the optionee continues to be employed by or is otherwise in the service of the Company on such anniversary date.

         Options may be exercised by providing written notice to the Secretary of the Company, specifying the number of shares to be purchased and accompanied by payment for such shares, and otherwise in accordance with the applicable Option Agreement. Payment may be made, in the discretion of the Plan Committee, in cash, other shares of Common Stock or through cashless exercise procedures approved by the Plan Committee.

         Restricted Stock. The Plan Committee is authorized to grant awards of restricted stock to employees and consultants. A restricted stock award is a grant of shares of Common Stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment, until the restrictions specified by the Plan Committee lapse. An individual granted restricted stock generally has all of the rights of a stockholder of the Company unless the Plan Committee determines otherwise. The Plan Committee may modify outstanding awards of restricted stock provided that the modification does not adversely alter or impair the holder's rights or obligations under the award without his or her consent. The Plan Committee also has the discretion to determine how dividends related to shares of restricted stock will be paid. When the restrictions imposed on an award lapse, the Plan Committee will deliver a stock certificate for the shares, free of any restrictions, to the individual.

         Performance Awards, Including Performance Unit and Performance Shares Awards. The Plan Committee may also grant a performance award of shares of Common Stock or units, subject to the satisfaction of performance conditions (including subjective individual goals) established by the Committee. These performance conditions may be expressed in terms of (i) earnings per share, (ii) target price per share of Common Stock, (iii) pre-tax profits, (iv) net earnings, (v) return on equity or assets, (vi) revenues, (vii) earnings before income taxes, interest, depreciation or amortization, (viii) market share or market penetration or (ix) any combination of these conditions. These awards will entitle the holder who satisfies the performance conditions to receive payment, either in shares of Common Stock or in cash, of the fair market value of a share of Common Stock at the time specified in the award.

         The Plan Committee determines the terms and conditions of performance awards, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of the specified levels of performance, any termination and forfeiture provisions and the form of payment, including the treatment of dividends. An individual granted shares of Common Stock through a performance award generally has all of the rights of a stockholder of the Company unless the Committee determines otherwise. When restrictions imposed upon shares of Common Stock subject to a performance award lapse, the Plan Committee will deliver a stock certificate for such shares, free of any restrictions, to the individual.

TRANSFERABILITY OF AWARDS

         Grants of stock options and other awards are generally not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the Committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under federal securities laws.

AWARD LIMITATIONS

         The maximum number of shares of Common Stock that an individual may receive may not exceed 300,000 shares. The maximum amount of cash that any individual may receive in respect of performance units denominated in dollars may not exceed $1,000,000.

ACCELERATION OF VESTING; CHANGE IN CONTROL

         The Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any award or grant. Vesting will occur automatically in the case of a "change in control" of the Company, as defined briefly below, with respect to all outstanding options on the date of a change in control. In addition, the Plan Committee may provide in an Option Agreement that an optionee may surrender an option and receive a cash payment in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock subject to the option over its exercise price. If, following a change in control, the service of an employee terminates, each option that was exercisable on the date of termination will remain exercisable until the expiration of the option's term or the first anniversary of termination, whichever comes first. In addition, unless the Plan Committee has otherwise provided, any restrictions applicable to awards of restricted stock and shares of Common Stock related to performance awards, will lapse upon a change in control. In the discretion of the Committee, awards of performance units may also contain provisions which accelerate vesting in the event of a change in control.

         A change in control includes the acquisition by a "person" within the meaning of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, of beneficial ownership of at least 30% of the outstanding Common Stock or the combined voting power of the Company's then outstanding voting securities. A change in control also occurs when the current members of the Board of Directors cease for any reason to constitute a majority of the members of the Board of Directors (subject to certain exceptions). The consummation of
(i) a merger, consolidation or reorganization with or into the Company or in which the securities of the Company are issued, which merger, consolidation or reorganization does not constitute a "Non-Control Transaction" (as defined in the Incentive Plan); (ii) a complete liquidation or dissolution of the Company or (iii) the sale or other disposition of all or substantially all of the assets of the Company each constitute a change in control.

         The Incentive Plan also provides that if an employee or consultant is terminated without cause before a change in control but the termination was either at the request of a party interested in acquiring the Company or arose in connection with or in anticipation of a change in control, the vesting rules described above will apply to that individual. For this purpose, "cause" generally means, unless otherwise provided in the agreement evidencing an award or option, intentional failure to perform assigned duties, dishonesty or willful misconduct, involvement in a transaction for personal profit which is adverse to the interests of the Company or any of its subsidiaries, or willful violation of laws and regulations.

EFFECT OF TERMINATION OF EMPLOYMENT

         Except as otherwise provided in the agreement evidencing an award or option, (a) in the event that a participant's employment or service with the Company is terminated for "cause" (as defined above), any outstanding options and awards of such participant will immediately be forfeited; (b) in the event that a participant's employment or service with the Company terminates due to death or disability, all options of such participant will lapse unless exercised, to the extent exercisable at the date of termination, within one year following such date of termination, and all performance awards for which all performance objectives and conditions have been achieved and satisfied (other than conditions based solely on the passage of time) shall be paid in full (any remaining awards of such participant will be forfeited); and (c) in the event that a participant's employment or service with the Company terminates for any other reason, all options of such participant will lapse unless exercised, to the extent exercisable at the date of termination, within the earlier of ninety days following such date of termination or the expiration date of such options, and all performance awards for which all performance objectives and conditions have been achieved and satisfied shall be paid in full (any remaining awards of such participant will be forfeited).

AMENDMENT, SUSPENSION OR TERMINATION OF THE INCENTIVE PLAN

         The Incentive Plan will terminate on the day preceding the tenth anniversary of its adoption. Prior to that date, the Board of Directors may amend, modify, suspend or terminate the Plan, subject to stockholder approval when required by law. No amendment, modification, suspension or termination may adversely affect the rights of participants, without their consent, under any outstanding awards or grants of options.

FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS AND AWARDS

         The following is a brief description of the federal income tax consequences generally arising with respect to the grant of Options and Awards pursuant to the Incentive Plan. This summary is based on the Code, regulations, rulings and decisions now in effect, all of which are subject to change by legislation, administrative action or judicial decision. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who participate in the Incentive Plan.

         ISOs. In general, an optionee granted an ISO will not recognize taxable income upon the grant or the exercise of the ISO. The excess of the fair market value of shares of Common Stock received upon exercise of the ISO over the exercise price is, however, a tax preference item which can result in imposition of the alternative minimum tax. The optionee's "tax basis" in the shares of Common Stock acquired upon exercise of the ISO generally will be equal to the exercise price paid by the optionee, except in the case in which the optionee pays the exercise price by delivery of the shares of Common Stock otherwise owned by the optionee (as discussed below).

         If the shares acquired upon the exercise of an ISO are held by the optionee for the "ISO holding period" of at least two years after the date of grant and one year after the date of exercise, the optionee will recognize long-term capital gain or loss upon the sale of the ISO Shares equal to the amount realized upon such sale minus the optionee's tax basis in the shares, and such optionee will not recognize any taxable ordinary income with respect to the ISO. As a general rule, if an optionee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements (a "disqualifying disposition"), the gain recognized on the disposition will be taxed as ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise of the ISO minus the optionee's tax basis in the shares, or (ii) the amount realized upon the disposition minus the optionee's tax basis in the shares. Any gain in excess of the amount realized as ordinary income is capital gain. Certain transactions are not considered disqualifying dispositions including certain exchanges, transfers resulting from the optionee's death, and pledges and hypothecations of ISO Shares.

         Non-qualified stock options. In general, an optionee granted a non-qualified stock option will not recognize taxable income upon the grant of the non-qualified stock option. Upon the exercise of the non-qualified stock option (including an option intended to be an ISO but which has not continued to so qualify at the time of exercise), the optionee generally will recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of exercise minus the exercise price, and the optionee will have a tax basis in the shares equal to the fair market value of the shares at the time of exercise. A subsequent sale of the shares by the optionee generally will result in short-term or long-term capital gain or loss equal to the sale price of such shares minus the optionee's tax basis in such shares.

         In the event that an optionee forfeits an unexercised ISO or a non-qualified stock option (or portion of such option), the optionee will not recognize a loss for federal income tax purposes.

         Restricted stock. Because restricted stock will be restricted as to transferability and subject to a substantial risk of forfeiture for a period of time after awarded, a participant generally will not be subject to taxation at the time of such award. The participant generally must recognize ordinary income equal to the fair market value of the shares at the first time the restricted stock becomes transferable or not subject to a substantial risk of forfeiture. A participant may, however, elect to be taxed at the time of award of restricted stock rather than upon lapse of the restriction on transferability or substantial risk of forfeiture. If a participant makes such an election but subsequently forfeits the restricted stock, he or she would not be entitled to any tax deduction, including a capital loss, for the value of the shares on which he or she previously paid tax.

         Performance Awards. In general, participants will not realize taxable income at the time of the grant of such an Award. Participants will be subject to tax at ordinary income rates on the value of such Awards when payment is received. If, however, an Award is structured to permit a participant to postpone payment, the participant becomes taxable at ordinary income rates when payment is made available or the Award is no longer subject to a substantial risk of forfeiture. If the Award is paid in shares, taxable income will be the fair market value of the shares either at the time the Award is made available or at the time any restrictions (including restrictions under Section 16b of the Exchange Act) subsequently lapse.

         Compensation Deduction Limitation. Code Section 162(m) generally disallows a public company's tax deduction for compensation paid to the Chief Executive Officer, or to the other four most highly compensated officers, in excess of $1,000,000 in any tax year. Compensation that qualifies as "performance-based compensation" is excluded from the $1,000,000 deductibility cap, if various requirements are satisfied. The Company intends that options (other than non-qualified stock options with respect to which the exercise price is less than the fair market value of the shares subject to such options on the date of grant) and certain other Awards granted to employees whom the Committee expects to be covered employees at the time a deduction arises in connection with such Awards, qualify as "performance-based compensation," so that such Awards will not be subject to the deductibility cap.

         Withholding. The Company has the right to deduct from all Awards paid in cash or from other wages paid to an employee of the Company, any federal, state, or local taxes required by law to be withheld with respect to Awards, and the employee or other person receiving shares under the Incentive Plan will be required to pay to the Company the amount of any such taxes which the Company is required to withhold with respect to such shares.

PERSONS SUBJECT TO LIABILITY UNDER SECTION 16(B) OF THE EXCHANGE ACT

         Special rules apply under the Code which may delay the timing and alter the amount of income recognized with respect to awards granted to persons subject to liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such persons include directors, officers for purposes of Section 16 of the Exchange Act and beneficial owners of more than 10% of the outstanding Common Stock.

TAX WITHHOLDING

         The Company, as and when appropriate, shall have the right to require each optionee purchasing shares of Common Stock to pay any federal, state or local taxes required by law to be withheld.

OTHER

         The Incentive Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and is not qualified under Section 401 of the Code.

         The affirmative vote of a majority of the votes cast at the Meeting by stockholders entitled to vote thereat is required to adopt this proposal.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE CD&L, INC. YEAR 2000 STOCK INCENTIVE PLAN.

                              STOCKHOLDER PROPOSALS

         Any proposal intended to be presented by a stockholder at the 2007 Annual Meeting of Stockholders must be received by the Company at the address specified below no later than the close of business on December 30, 2006 to be considered for inclusion in the Proxy Statement for the 2007 Annual Meeting and by March 15, 2007in order for the proposal to be considered timely for consideration at next year's Annual Meeting (but not included in the Proxy Statement for such meeting)]. Any proposal should be addressed to Mark T. Carlesimo, Secretary, CD&L, Inc., 80 Wesley Street, South Hackensack, New Jersey 07606 and should be sent by certified mail, return receipt requested.

                        COMMUNICATIONS WITH STOCKHOLDERS

         The Board of Directors has established a procedure that enables stockholders to communicate in writing with members of the Board. Any such communication should be addressed to the Company's General Counsel and should be sent to such individual c/o the Company. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by the Board, upon the General Counsel's receipt of such a communication, the Company's Secretary will send a copy of such communication to each member of the Board, identifying it as a communication received from a stockholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board held more than two days after such communication has been distributed, the Board will consider the substance of any such communication.

         Board members are encouraged, but not required by any specific Board policy, to attend the Company's annual meeting of stockholders. All of the 9 Board members attended the Company's 2005 annual meeting of stockholders.

                                  OTHER MATTERS

         The Board of Directors does not know of any matters, other than those referred to in the accompanying Notice for the Meeting, to be presented at the Meeting for action by the stockholders. However, if any other matters are properly brought before the Meeting or any adjournments thereof, it is intended that votes will be cast with respect to such matters, pursuant to the proxies, in accordance with the best judgment of the person acting under the proxies.

                                    By Order of the Board of Directors

                                    /s/ Mark T. Carlesimo
                                    Mark T. Carlesimo
                                    Secretary

April 30, 2006


         A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2005 ACCOMPANIES THIS PROXY STATEMENT. THE ANNUAL REPORT IS NOT TO BE REGARDED AS PROXY SOLICITING MATERIAL NOR AS A COMMUNICATION BY MEANS OF WHICH ANY SOLICITATION IS TO BE MADE.

         THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON BEING SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE ANNUAL REPORT OF THE COMPANY ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005 (AS FILED WITH THE SEC), INCLUDING THE FINANCIAL STATEMENTS THERETO. ALL SUCH REQUESTS SHOULD BE DIRECTED TO MARK T. CARLESIMO, SECRETARY, CD&L, INC., 80 WESLEY STREET, SOUTH HACKENSACK, NEW JERSEY 07606.

                                   APPENDIX A

                                   CD&L, INC.

                             AUDIT COMMITTEE CHARTER

I. STATEMENT OF POLICY

         The Audit Committee shall assist the Board of Directors (the "Board") of CD&L, Inc. ("CD&L") in fulfilling its oversight responsibility by reviewing the accounting and financial reporting processes of CD&L and its subsidiaries (collectively, the "Company"), the Company's system of internal controls regarding finance, accounting, legal compliance and ethics, and the audits of the Company's financial statements. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communications among the Company's Board of Directors, outside auditors and senior management. The Audit Committee's primary responsibilities and duties are:

         o Serve as an independent and objective party to monitor the Company's financial reporting process, internal control system and disclosure control system.

         o Review and appraise the audit efforts of the Company's independent accountants.

         o Assume direct responsibility for the appointment, compensation, retention and oversight of the work of the outside auditors and for the resolution of disputes between the outside auditors and the Company's management regarding financial reporting issues.

         o Provide an open avenue of communication among the independent accountants, financial and senior management and the Board.

         The Audit Committee will primarily fulfill these responsibilities by carrying out the activities identified in Section IV of this Charter.

         The Company shall be responsible for the providing the Audit Committee with appropriate funding, as determined by the Audit Committee, in order to compensate the outside auditors and advisors engaged by or employed by the Audit Committee.

II. COMPOSITION OF THE AUDIT COMMITTEE

         The Audit Committee shall consist of at least three "independent" Directors of CD&L and shall serve at the pleasure of the Board. An "independent" Director is defined as an individual who (a) is not an officer or salaried employee or an affiliate of the Company, (b) does not have any relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment as an Audit Committee member, (c) meets the independence requirements of the Securities and Exchange Commission (the "SEC") and the American Stock Exchange or such other securities exchange or market on which CD&L's securities are traded and (d) except as permitted by the SEC and the American Stock Exchange or such other securities exchange or market on which CD&L's securities are traded, does not accept any consulting, advisory or other compensatory fee from the Company.

         CD&L shall use its best efforts to ensure that at least one member of the Audit Committee shall be a "financial expert" as defined by the SEC and the American Stock Exchange or such other securities exchange or market on which CD&L's securities are traded. Each Audit Committee member must be able to read and understand financial statements, including a balance sheet, income statement, and cash flow statement.

         The members of the Audit Committee shall be designated by the full Board from time to time. The Board shall designate one member of the Audit Committee to serve as chairperson of the committee.

III. MEETINGS AND MINUTES

         The Audit Committee shall meet at least quarterly, with additional meetings if circumstances require, for the purpose of satisfying its responsibilities. The Audit Committee shall maintain minutes of each meeting of the Audit Committee and shall report the actions of the Audit Committee to the Board, with such recommendations as the Audit Committee deems appropriate.

IV. RESPONSIBILITIES AND DUTIES OF THE AUDIT COMMITTEE

         The Audit Committee shall oversee and monitor the Company's accounting and financial reporting process, internal control system and disclosure control system, review the audits of the Company's financial statements and review and evaluate the performance of the Company's outside auditors. In fulfilling these duties and responsibilities, the Audit Committee shall take the following actions, in addition to performing such functions as may be assigned by law, the Company's certificate of incorporation, the Company's bylaws or the Board.

1. The Audit Committee shall assume direct responsibility for the appointment, retention and oversight of the work of the outside auditors and, when appropriate, the replacement of the outside auditors. As part of the audit process, the Audit Committee shall meet with the outside auditors to discuss and decide the audit's scope. The Audit Committee shall determine that the outside audit team engaged to perform the external audit consists of competent, experienced, auditing professionals. The Audit Committee shall also review and approve the compensation to be paid to the outside auditors and shall be authorized to compensate the outside auditors.

2. The Audit Committee shall take, or recommend that the full Board take, appropriate action to ensure the independence of the outside auditors. The Audit Committee shall require the outside auditors to advise the Company of any fact or circumstances that might adversely affect the outside auditors' independence or judgment with respect to the Company under applicable auditing standards. The Audit Committee shall require the outside auditors to submit, on an annual basis, a formal written statement setting forth all relationships between the outside auditors and the Company that may affect the objectivity and independence of the outside auditors. Such statement shall confirm that the outside auditors are not aware of any conflict of interest prohibited by
         Section 10A(l) of the Securities Exchange Act of 1934 (the "Exchange Act"). The Audit Committee shall actively engage in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors.

3. The Audit Committee shall require the outside auditors to advise the Audit Committee in advance in the event that the outside auditors intend to provide any professional services to the Company other than services provided in connection with an audit or a review of the Company's financial statements ("non-audit services"); provided that such non-audit services are not listed in Section 10A(g) of the Exchange Act ("prohibited services"). The Audit Committee shall approve, in advance, any non-audit services to be provided to the Company by the Company's outside auditing firm.

4. The Audit Committee shall obtain confirmations from time to time from the Company's outside auditing firm that such firm is not providing to the Company (i) any prohibited services, or (ii) any other non-audit service or any auditing service that has not been approved in advance by the Audit Committee. The Audit Committee shall have the authority to approve the provision of non-audit services that have not been pre-approved by the Audit Committee, but only to the extent that such non-audit services qualify under the de minimus exception set forth in
         Section 10A(i)(1)(B) of the Exchange Act. The Audit Committee shall record in its minutes and report to the Board all approvals of non-audit services granted by the Audit Committee.

5. The Audit Committee shall meet with the outside auditors, with no management in attendance, to openly discuss the quality of the Company's accounting principles as applied in its financial reporting, including issues such as (a) the appropriateness, not just the acceptability, of the accounting principles and financial disclosure practices used or proposed to be used by the Company, (b) the clarity of the Company's financial disclosures and (c) the degree of aggressiveness or conservatism that exists in the

         Company's accounting principles and underlying estimates and other significant decisions made by the Company's management in preparing the Company's financial disclosures. The Audit Committee shall then meet, without operating management or the outside auditors being present, to discuss the information presented to it.

6. The Audit Committee shall meet with the outside auditors and management to review the Company's quarterly reports on Form 10-Q and annual report on Form 10-K and discuss any significant adjustments, management judgments and accounting estimates and any significant new accounting policies before such forms are filed with the SEC. The Audit Committee shall require the outside auditors to report to the Audit Committee all critical accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the Company's management, ramifications of the use of such alternative disclosures and treatments, the treatments preferred by the outside auditors and other material written communications between the outside auditors and the Company's management, including management's letters and schedules of unadjusted differences.

7. Upon the completion of the annual audit, the Audit Committee shall review the audit findings reported to it by the outside auditors, including any comments or recommendations of the outside auditors, with the entire Board.

8. The Audit Committee shall review all reports received from the federal and state regulatory authorities and assure that the Board is aware of the findings and results. In addition, it will meet with the appropriate members of senior management designated by the Audit Committee to review the responses to the respective regulatory reports.

9. The Audit Committee shall consider and review with management: (a) significant findings during the year and management's responses thereto, including the status of previous audit recommendations and (b) any difficulties encountered in the course of their audits, including any restrictions on the scope of activities or access to required information.

10. The Audit Committee shall consider and approve, if appropriate, changes to the Company's auditing and accounting principles and practices, as suggested by the outside auditors or management, and the Audit Committee shall review with the outside auditors and management the extent to which such changes have been implemented (to be done at an appropriate amount of time prior to the implementation of such changes as decided by the Audit Committee).

11. The Audit Committee shall prepare a letter for inclusion in the Company's proxy statement describing the discharge of the Audit Committee's responsibilities.

12. The Audit Committee will review and update this Charter periodically, at least annually, and as conditions may dictate. The Audit Committee Charter shall be presented to the full Board for its approval of any changes.

13. Commencing on such date as Section 102(a) of the Sarbanes-Oxley Act of 2002 (the "Act") becomes effective, the Audit Committee shall obtain confirmation from the outside auditors at the commencement of each audit that such firm is a "registered public accounting firm" as such term is defined under the Act.

14. The Audit Committee shall have the authority to engage independent counsel and other advisers as it determines necessary to perform its duties.

15. The Audit Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

16. The Audit Committee shall investigate or consider such other matters within the scope of its responsibilities and duties as the Audit Committee may, in its discretion, determine to be advisable.

                                   CD&L, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 7, 2006

The undersigned hereby appoints Russell Reardon and Mark T. Carlesimo, and each of them, attorneys and proxies with power of substitution, to vote for and on behalf of the undersigned at the CD&L, Inc. Annual Meeting of Stockholders to be held on June 7, 2006 and at any adjournments or postponements thereof (the "Meeting"), upon the following matters and upon any other business that may properly come before the Meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If this proxy is executed but no direction is made, this proxy will be voted FOR the board's nominees for director and FOR Proposal 2.


                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
              "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2

         PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
          PLEAE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. |X|

1. Election of 4 Directors

   | | FOR ALL NOMINEES                     NOMINEES:
                                        | | Albert W. Van Ness, Jr. Class I
                                        | | Thomas E. Durkin III    Class I
   | | WITHHOLD AUTHORITY               | | John A. Simourian       Class I
       FOR ALL NOMINEES                 | | Peter Young            Class II

   | | FOR ALL EXCEPT
       (See instructions below)


INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: |X|

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

----------------------------------------------

2. Adoption of the Amendment to the          FOR     AGAINST   ABSTAIN
   Year 2000 Stock Incentive Plan.           |  |     |  |       |  |

3. In their discretion, the above named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting

UNLESS OTHERWISE SPECIFIED IN THE SQUARES OR SPACE PROVIDED IN THIS PROXY, THIS PROXY WILL BE VOTED "FOR" EACH OF THE BOARD'S NOMINEES FOR DIRECTOR AND "FOR" PROPOSAL 2.

Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may neverthless vote in person if you attend.

Signature of Stockholder  _______________________  Date ______________________

Signature of Stockholder  _______________________  Date ______________________


NOTE: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving title as such. If signer is a partnership, please sign in the partnership name by authorized person.